CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2021 relating to the financial statements of Eos Energy Enterprises, Inc., appearing in the Annual Report on Form 10-K of Eos Energy Enterprises, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
New York, New York
June 3, 2021